Exhibit 3.1

CERTIFICATE OF FORMATION

OF

NEW OHM LLC

This Certificate of Formation, dated February 18, 2022, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act, as amended (the “Act”) to form a limited liability company (the “Company”) under the Act.

1.     Name. The name of the Company is: “New Ohm LLC”.

2.     Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801.

The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801.

EXECUTED as of the date written first above.

By:	/s/ John Frey
Name:	John Frey
Title:	Authorized Person